EXHIBIT 3.41

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

UNITED INDUSTRIES CORPORATION

FIRST: The name of the corporation is UNITED INDUSTRIES CORPORATION.

SECOND: The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle 19801. The name of the registered agent of the corporation at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: 4.1 Capital Structure. The total number of shares of stock which the corporation shall have authority to issue is Three Thousand (3,000) shares of common stock having a par value of $0.01 per share (the “Common Stock”).

4.2 Common Stock. The Common Stock (a) shall be one and the same class, (b) shall have full and unlimited voting rights (with each share having one vote on each matter submitted to stockholders for vote), and (c) shall have equal rights of participation in dividends and distributions and be entitled to receive the net assets of the corporation ratably upon dissolution.

4.3 No Pre-emptive Rights. No holders of shares of the corporation of any class or series shall be entitled as a matter of right to any pre-emptive right to subscribe for or purchase any shares of any class or series of stock of the corporation, whether now or hereafter authorized, any options or rights to purchase any such shares, or any bonds, debentures or other securities of the corporation, whether or not convertible into or carrying an option to purchase any such shares.

FIFTH: Election of directors need not be by ballot.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation.

SEVENTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under §174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date of this certificate of incorporation to further eliminate or limit the personal liability of directors, then the liability of a director of the

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corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

EIGHTH: The corporation reserves the right to amend and repeal any provision contained in the certificate of incorporation in the manner prescribed by the Delaware General Corporation Law. All rights herein conferred are granted subject to this reservation.

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CERTIFICATE OF MERGER MERGING

LINDBERGH CORPORATION

a Delaware corporation

INTO

UNITED INDUSTRIES CORPORATION

a Delaware corporation

UNDER SECTION 251 OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

Pursuant to Section 25l(c) of the General Corporation Law of the State of Delaware (the “DGCL”), United Industries Corporation, a Delaware corporation formed and existing under and by virtue of the DGCL, hereby certifies as follows:

FIRST: The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) to the merger are as follows:

Name	Jurisdiction
Lindbergh Corporation	Delaware
(“Lindbergh”)

United Industries Corporation	Delaware
(the “Company”)

SECOND: An Agreement and Plan of Merger, dated January 3, 2005 (the “Merger Agreement”), providing for the merger of Lindbergh with and into the Company has been approved, adopted, certified, executed and acknowledged by Lindbergh and the Company in accordance with the requirements of Section 251 of the DGCL. The holders of a majority of the outstanding shares of each class of capital stock of the Company entitled to vote thereon have adopted the Merger Agreement by written consent dated January 3, 2005. The holders of all of the outstanding shares of the sole class of capital stock of Lindbergh have adopted the Merger Agreement by written consent dated January 3, 2005.

THIRD: The name of the surviving corporation shall be “United Industries Corporation” (the “Surviving Corporation”).

FOURTH: The Certificate of Incorporation of the Surviving Corporation is hereby amended and restated in its entirety as shown on Exhibit A attached hereto.

FIFTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Corporation located at 2150 Schuetz Road, St. Louis, Missouri 63146.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any Constituent Corporation.

SEVENTH: The merger of Lindbergh with and into the Company shall be effective upon the filing of this Certificate of Merger in accordance with the provisions of Sections 103 and 251(c) of the DGCL.

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IN WITNESS WHEREOF, United Industries Corporation has caused this Certificate of Merger to be signed by its duly authorized officer on this 7th day of February, 2005.

UNITED INDUSTRIES CORPORATION

By:	/s/ Robert L. Caulk
Name:	Robert L. Caulk
Title:	Chairman and Chief Executive Officer

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